Exhibit 99.1

NEWS RELEASE

CONTACTS:

Investors and Media:

James R. Boldt, Chairman & Chief Executive Officer

(716) 887-7368

Investors:

Brendan Harrington, Senior Vice President & Chief Financial Officer

(716) 888-3634

CTG TRADING SYMBOL TO CHANGE ON JULY 1, 2013

BUFFALO, N.Y. — June 24, 2013 — CTG (NASDAQ: CTGX), an information technology (IT) solutions and services company, today announced that NASDAQ has authorized the change of the company’s stock trading symbol from CTGX to CTG effective at the market open on July 1, 2013.

CTG Chairman and CEO James R. Boldt commented, “We are very pleased that the CTG symbol was available and that we were able to secure it for CTG. Adopting CTG as our stock trading symbol exactly matches our corporate and brand identity and will most clearly identify us in the financial markets and the industries we sell into.”

Mr. Boldt added that the company’s legal name remains Computer Task Group, Incorporated and that it would continue its longstanding practice of principally using CTG to identify the company and market its services and solutions.

About CTG

CTG develops innovative IT solutions to address the business needs and challenges of companies in several higher-growth industries including healthcare, financial services, energy, and technology services. As a leading provider of IT and business consulting solutions to the healthcare market, CTG offers hospitals, physician groups, and health information exchanges a full range of electronic medical record services. Additionally, CTG has developed for the healthcare provider and payer markets unique, proprietary software solutions that support better and lower cost healthcare. CTG also provides managed services IT staffing for major technology companies and large corporations. Backed by over 45 years’ experience, proprietary methodologies, and an ISO 9001-certified management system, CTG operates in North America and Western Europe and has a proven track record of delivering high-value, industry-specific solutions. CTG posts news and other important information on the Web at www.ctg.com.

Safe Harbor Statement

This document contains certain forward-looking statements concerning the Company’s current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company’s services, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company’s disclosures set forth in the Company’s 2012 Form 10-K, which is incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

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